Exhibit 21

LIST OF SUBSIDIARIES

Name of Subsidiary	State of Incorporation

Barry Scott Companies, Inc.(1)	Delaware
Blast Acquisition Corp.	Delaware
Blast BSA Inc. (2)	New York
Blast DA, Inc. (2)	Delaware
Intandem Corp.	New York
Payments Inc.	New York
Kingstone Insurance Company	New York
CMIC Properties, Inc. (3)	New York
15 Joys Lane, LLC (4)	New York
Comutual Services LLC (3)	New York
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(1)	A wholly-owned subsidiary of Blast Acquisition Corp.
(2)	A wholly-owned subsidiary of Barry Scott Companies, Inc.
(3)	A wholly-owned subsidiary of Kingstone Insurance Company
(4)	A wholly-owned subsidiary of CMIC Properties, Inc.